Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. Announces 1st Quarter 2007 Earnings
Pennington, New Jersey, May 1, 2007 — Mercer Insurance Group, Inc. (Nasdaq: MIGP) today reported its operating results for the quarter ended March 31, 2007. Mercer Insurance Group, Inc. (the “Company”) offers commercial and personal lines of insurance to businesses and individuals principally in six states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
In the quarter ended March 31, 2007, the Company reported net income, determined under U.S. generally accepted accounting principles (GAAP), of $2.6 million, or $0.41 per diluted share, which is comparable to the prior year quarter’s net income of $2.7 million, or $0.43 per diluted share. After-tax realized investment losses included in net income for the current quarter were $31,000, or less than $0.01 per diluted share, as compared to a gain of $203,000, or $0.03 per diluted share in the same period in the prior year. Operating income (a non-GAAP measure defined as net income less after-tax realized gains or losses) in the first quarter of 2007 was $2.6 million, or $0.41 per diluted share, as compared to $2.4 million, or $0.40 per diluted share, in the same quarter of 2006. The Company’s GAAP combined ratio for the first quarter of 2007 was 98.4%, as compared to 96.4% for the same quarter in 2006. Book value at March 31, 2007 was $19.52 per share.
Revenues for the first quarter of 2007 were $37.3 million, an increase of $0.9 million over the 2006 first quarter revenue of $36.4 million. Net premiums earned for the quarter were $34.0 million, a $0.5 million increase over net premiums earned of $33.5 million in the same period of 2006. Net investment income increased $0.8 million to $2.9 million for the quarter, as compared to $2.1 million in the comparable period in 2006.
Not included in these reported results is a payment the Company received in April, 2007, of $4.0 million in connection with a refund of state premium retaliatory taxes. This item was discussed in the Liquidity and Capital Resources section of Item 7 of the Form 10-K for the most recent year, and is a reimbursement of protested payments of retaliatory premium tax, and interest, previously made by the Company for the periods 1999-2003, as well as interest to the Company which accrued on the refund. This amount has not been reflected in net income reported for the period ended March 31, 2007. The refund will be recorded, after reduction for Federal income tax, in the amount of $2.6 million, or approximately $0.41 per diluted share, in the net income, stockholders’ equity, and book value of the quarter ended June 30, 2007.
Andrew R. Speaker, President and CEO, commented, “we are pleased with our profitable results for the first quarter of 2007, especially as we strive to maintain our traditional underwriting discipline and compete in a challenging marketplace. Although not included in the current quarter results due to accounting principles, we are also very pleased to report a one-time refund of $2.6 million, net of tax, for retaliatory premium taxes paid in earlier years. After being assessed these retaliatory taxes, we filed protests and requested refunds because we did not agree with the application of the relevant statutes. A recent court case to which we were not a party further supported our position in a ruling favorable to the taxpayers, leading to the refund of the amounts. We emphasize that this is a one-time non-recurring refund which will be included in the second quarter 2007 operating results.”
The Board of Directors of Mercer Insurance Group, Inc. has approved a dividend of $0.05 per share, to be paid on June 29, 2007 to shareholders of record on June 13, 2007.
Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	March 31,
	2007	2006
	(unaudited)	(unaudited)
Net premiums earned	$33,988	$33,537
Investment income, net of investment expenses	2,941	2,091
Realized investment (losses) gains	(47)	307
Other revenue	426	491
Total revenue	37,308	36,426

Losses and loss adjustment expenses	20,809	20,646
Amortization of deferred policy acquisition costs	8,777	7,292
Other expenses	3,854	4,434
Interest expense	307	298
Total expenses	33,747	32,670

Income before income taxes	3,561	3,756
Income taxes	1,008	1,106

Net income	$2,553	$2,650

Net income per common share:
Basic	$0.42	$0.44
Diluted	$0.41	$0.43

Weighted average number of shares outstanding:
Basic	6,087,191	5,969,780
Diluted	6,291,702	6,100,889

Supplementary Financial Data

Net written premiums	$34,800	$39,695

Book value per common share	$19.52	$17.55

GAAP combined ratio	98.4%	96.4%

Consolidated Balance Sheet
(in thousands, except share amounts)

	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$286,996	$273,454
Equity securities, at fair value	15,921	16,522
Short-term investments, at cost, which approximates fair value	4,178	7,692
Total investments	307,095	297,668
Cash and cash equivalents	13,153	17,618
Premiums receivable	35,295	38,030
Reinsurance receivable	92,117	87,987
Prepaid reinsurance premiums	12,068	16,383
Deferred policy acquisition costs	17,628	16,708
Accrued investment income	3,261	3,204
Property and equipment, net	11,968	11,936
Deferred income taxes	8,553	7,775
Goodwill	5,416	5,625
Other assets	4,078	4,033
Total assets	$510,631	$506,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$258,464	$250,455
Unearned premiums	78,427	81,930
Accounts payable and accrued expenses	10,311	13,442
Other reinsurance balances	23,509	24,588
Trust preferred securities	15,546	15,542
Advances under line of credit	3,000	3,000
Other liabilities	2,330	2,171
Total liabilities	$391,587	$391,128

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,067,233 and 7,064,233 shares, outstanding 6,600,670 and 6,582,232 shares	—	—
Additional paid-in capital	$69,050	$68,473
Accumulated other comprehensive income	3,039	2,815
Retained earnings	56,878	54,629
Unearned ESOP shares	(3,602)	(3,757)
Treasury Stock, 503,513 and 503,513 shares	(6,321)	(6,321)
Total stockholders’ equity	119,044	115,839
Total liabilities and stockholders’ equity	$510,631	$506,967